ASSET PURCHASE AGREEMENT


                                     between


                           NEWCARE HEALTH CORPORATION


                                       and


                     MEADOWBROOK NEUROCARE-KANSAS CITY, INC.



                            Dated as of June 18, 1997

                                TABLE OF CONTENTS

                                                                            Page

1.  Sale and Transfer of Assets; Closing.....................................  1
    1.1  Assets..............................................................  1
    1.2  Excluded Assets.....................................................  2
    1.3  Assumed Liabilities.................................................  3
    1.4  Excluded Liabilities................................................  3
    1.5  Purchase Price......................................................  4
    1.6  Closing.............................................................  4
    1.7  Closing Obligations.................................................  4
    1.8  Proration...........................................................  5
    1.9  Allocation of Purchase Price........................................  5

2.  Representations and Warranties of Seller.................................  6
    2.1  Organization and Good Standing......................................  6
    2.2  Authority; No Conflict..............................................  6
    2.3  Financial Statements................................................  7
    2.4  Taxes...............................................................  7
    2.5  Employee Benefits...................................................  7
    2.6  Compliance With Legal Requirements; Governmental Authorizations.....  8
    2.7  Legal Proceedings; Orders...........................................  8
    2.8  Absence of Certain Changes and Events...............................  9
    2.9  Contracts; No Defaults.............................................. 10
    2.10 Insurance........................................................... 11
    2.11 Employees........................................................... 11
    2.12 Brokers or Finders.................................................. 11
    2.13 Regulatory Compliance............................................... 12
    2.14 Title and Encumbrances.............................................. 12

3.  Representations and Warranties of Buyer.................................. 12
    3.1  Organization and Good Standing...................................... 12
    3.2  Authority; No Conflict.............................................. 12
    3.3  Certain Proceedings................................................. 13
    3.4  Brokers or Finders.................................................. 13
    3.5  "AS IS" Purchase.................................................... 13

4.  Covenants of Seller...................................................... 13
    4.1  Access and Investigation............................................ 13
    4.2  Operation of the Businesses of Seller............................... 14
    4.3  Negative Covenant................................................... 14
    4.4  Required Approvals.................................................. 14
    4.5  Notification........................................................ 14
    4.6  Press Releases...................................................... 15
    4.7  Reasonable Best Efforts............................................. 15

5.  Covenants of Buyer....................................................... 15
    5.1  Approvals of Governmental Bodies.................................... 15
    5.2  Reasonable Best Efforts............................................. 15
    5.3  Press Releases...................................................... 15
    5.4  Employee Matters.................................................... 15

6.  Conditions Precedent to Buyer's Obligation to Close...................... 17

    6.1  Accuracy of Representations......................................... 17
    6.2  Seller's Performance................................................ 17
    6.3  Consents............................................................ 17
    6.4  Sale of Real Property............................................... 17
    6.5  No Injunction....................................................... 17

7.  Conditions Precedent to Seller's Obligation to Close..................... 17
    7.1  Accuracy of Representations......................................... 18
    7.2  Buyer's Performance................................................. 18
    7.3  No Injunction....................................................... 18

8.  Termination.............................................................. 18
    8.1  Termination Events.................................................. 18
    8.2  Effect of Termination............................................... 19

9.  Indemnification.......................................................... 19
    9.1  Survival............................................................ 19
    9.2  Indemnification and Payment of Damages by Seller.................... 19
    9.3  Indemnification and Payment of Damages by Buyer..................... 20
    9.4  Limitations on Amount -- Seller..................................... 20
    9.5  Limitations on Amount -- Buyer...................................... 20
    9.6  Procedure for Indemnification -- Third Party Claims................. 20
    9.7  Procedure for Indemnification -- Other Claims....................... 21

10. Medicare, Medicaid and Insurance Reporting............................... 21
    10.1  Notice of Transaction.............................................. 21
    10.2  Cost Reports....................................................... 21
    10.3  Access............................................................. 22
    10.4  Notice............................................................. 22

11. Definitions.............................................................. 22

12. General Provisions....................................................... 25
    12.1  Expenses........................................................... 25
    12.2  Confidentiality.................................................... 26
    12.3  Notices............................................................ 26
    12.4  Further Assurances................................................. 27
    12.5  Waiver............................................................. 27
    12.6  Entire Agreement and Modification.................................. 28
    12.7  Assignments, Successors and no Third-Party Rights.................. 28
    12.8  Severability....................................................... 28
    12.9  Section Headings, Construction..................................... 28
    12.10 Time of Essence.................................................... 28
    12.11 Governing Law...................................................... 28
    12.12 Counterparts....................................................... 29

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of June 18, 1997 by and between NEWCARE HEALTH CORPORATION, a Nevada corporation ("Buyer"), and MEADOWBROOK NEUROCARE-KANSAS CITY, INC., a Kansas corporation ("Seller").

                                    RECITALS

     WHEREAS, Seller operates Meadowbrook Hospital of Kansas, a 84-bed specialty hospital located at 427 W. Main Street, Gardner, Kansas (the "Hospital");

     WHEREAS, Seller desires to sell, and Buyer desires to purchase, the assets used by Seller in the operation of the Hospital; and

     WHEREAS, concurrently with the execution of this Agreement by the parties hereto, Buyer is entering into an agreement to purchase the real estate on which the Hospital facility is located and the buildings and improvements thereon from the owner thereof.

                                    AGREEMENT

          The parties, intending to be legally bound, agree as follows:


     1.  Sale and Transfer of Assets; Closing.


     1.1 Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, convey and transfer to Buyer, and Buyer will purchase from Seller, the following assets (the "Assets"):

     (a) All of Seller's right, title and interest in and to the equipment, furniture, machinery, vehicles, tools and similar items of tangible personal property owned by Seller as of the Closing;

     (b) All of Seller's right, title and interest in and to the Contracts listed in Schedule 2.9(a) hereto, to the extent the same are transferable to Buyer;

     (c) All of Seller's medical and financial records for patients treated at the Hospital prior to the Closing, provided that Buyer agrees to retain such records for the period required by law and to make them available to Seller and its representatives as requested;

     (d) All of Seller's right, title and interest in and to the inventories of supplies, drugs, disposable goods, and other similar items of tangible personal property owned by the Seller as of the Closing and intended to be consumed, disposed of or sold in the ordinary course of business of the Hospital;

     (e) All of Seller's right, title and interest in and to the Governmental Authorizations listed in Schedule 2.6; provided that such Governmental Authorizations shall be included in the Assets only to the extent that they are lawfully transferable;

     (f) All of Seller's right, title and interest in and to the business names set forth in Schedule 1.1(f);

     (g) All of Seller's right, title and interest in and to unexpired warranties as of the Closing that are transferable to Buyer which the Seller has received from third parties with respect to the Assets, including, but not limited to, such warranties as are set forth in any construction agreement, lease agreement, equipment purchase agreement, consulting agreement or agreement for architectural and engineering services;

     (h) All of Seller's right, title and interest in and to advance payments, prepayments, prepaid expenses, deposits and the like (other than pre-paid insurance) made by Seller with respect to which Buyer will receive the benefit after the Closing, and other items recorded as prepaid expenses by Seller;

     (i) All of Seller's right, title and interest in and to the books, records, files and papers as of the Closing, whether in tangible or intangible form, used in, or relating in any way to, the Hospital or the Assets, including sales and promotional literature, sales and purchase correspondence, lists of present and former suppliers, lists of present and former patients, and personnel and employment records; and

     (j) All of Seller's right, title and interest in and to the goodwill of the business evidenced by the Assets, and except for Excluded Assets, any and all other assets of Seller utilized solely in the operations of the Hospital as conducted prior to the Closing Date, whether or not such assets have any value for accounting purposes.

     1.2 Excluded Assets. The parties hereto agree that the following assets of Seller are excluded from the purchase and sale contemplated hereby (the "Excluded Assets"):

     (a) All of Seller's right, title and interest in and to the cash and cash equivalents of Seller as of the Closing;

     (b) All of Seller's right, title and interest in and to assets resulting from the finalization with cost-based payors of amounts due with respect to cost reports to the extent that such cost reports cover any period prior to the Closing Date;

     (c) All Accounts Receivable (as defined in Section 11); and

     (d) All of Seller's right, title and interest in and to any asset resulting from Seller's request for an exception from the routine cost limitation under the Medicare Program with respect to the operations of the Hospital during any period prior to the Closing Date.

     1.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, Buyer shall assume at the Closing and pay, discharge and perform as and when due all liabilities and obligations incurred by Buyer in the operation of the Hospital after the Closing and the following obligations and liabilities, but excluding all Excluded Liabilities as defined in Section 1.4 (collectively, the "Assumed Liabilities"):

     (a) All liabilities and obligations of the Seller which pertain to or are to be performed during the period following the Closing and which arise under any agreement specified in Schedule 2.9(a) (the "Assumed Contracts") or any Governmental Authorization specified in Schedule 2.6 (the "Assumed Permits") included in the Assets; and

     (b) Seller's liabilities to employees of Seller as of the Closing Date for accrued sick leave and accrued vacation time.

     1.4 Excluded Liabilities. The parties hereto agree that liabilities and obligations of Seller not expressly described in Section 1.3 are not intended to be part of the Assumed Liabilities, and Buyer shall not assume or become obligated with respect to any other obligation or liability of Seller
(collectively, "Excluded Liabilities"), including, but not limited to, the liabilities and obligations described in this Section, all of which shall remain the sole responsibility of Seller. Without limiting the generality of the foregoing, Buyer shall not assume and shall have no liability or obligation of any kind for or with respect to any of the following:

     (a) Any of Seller's liabilities or obligations with respect to Taxes.

     (b) Liabilities or obligations of Seller arising from the breach by Seller on or prior to the Closing Date of any term, covenant, or provision of any of the Assumed Contracts or Assumed Permits;

     (c) Liabilities or obligations of Seller now existing or which may hereafter exist by reason of any alleged violation of any Legal Requirement by Seller on or prior to the Closing Date; or

     (d)  Liabilities  or  obligations  of  Seller  now  existing  or which  may hereafter exist by reason of any liability to refund any payment or reimbursement received by Seller from any payor which is attributable to any period of time ending on or prior to the Closing Date; or

     (e) Accounts Payable (as defined in Section 11).

     1.5 Purchase Price. (a) The purchase price (the "Purchase Price") for the Assets will be one million five hundred thousand dollars ($1,500,000) less an amount equal to the sum of (i) Seller's estimate of the aggregate dollar amount of accrued vacation time and (ii) Seller's estimate of one-half of the aggregate dollar amount of accrued sick leave, in each case of all employees of Seller as of the Closing Date.

     (b) As soon as reasonably practicable after the Closing, Seller and Buyer shall determine the actual sum of (i) the aggregate dollar amount of accrued vacation time and (ii) one-half of the aggregate dollar amount of accrued sick leave, in each case of all employees of the Company as of the Closing Date. If such amount is greater than the estimate used in determining the Purchase Price pursuant to Section 1.5(a), then Seller shall promptly deliver a check for the amount of such difference to Buyer. If such amount is less than the estimate used in determining the Purchase Price pursuant to Section 1.5(a), then Buyer shall promptly deliver a check for the amount of such difference to Seller.

     1.6 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place (a) at the offices of Seller, 427 W. Main Street Gardner, Kansas, at 10:00 a.m. (local time) on the third business day after which the last to be fulfilled or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or
(b) at such other time and place as the parties may agree (the "Closing Date").

     1.7 Closing Obligations. At the Closing:

     (a) Seller will deliver to Buyer:

           (i) instruments of conveyance and assignment with respect to the transfer of the Assets to Buyer;

           (ii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Schedules hereto that were delivered by Seller to Buyer prior to the Closing Date in accordance with Section 4.5); and

     (b) Buyer will deliver to Seller:

           (i) the Purchase Price by wire transfer of immediately available funds to an account identified by Seller;

           (ii) instruments of assumption with respect to the assumption of the Assumed Liabilities by Buyer; and

           (iii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all material respects as of the date of this Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date.

     1.8 Proration.

     (a) Seller shall pay and perform all Excluded Liabilities (including Accounts Payable) and Buyer shall pay and perform all Assumed Liabilities. Buyer and Seller shall cooperate after the Closing to effect the allocation of liabilities and obligations referred to in the preceding sentence. In the event of liabilities or obligations that include Excluded Liabilities and Assumed Liabilities (such as utility bills and property taxes that cover periods before and after the Closing), such liabilities or obligations shall be paid by Buyer and Buyer shall be reimbursed by Seller within 30 days thereafter (on a prorated basis) with respect to that portion of the liability or obligation that is an Excluded Liability.

     (b) If after the Closing, Buyer or Seller receives any payment that includes Assets and Excluded Assets such party shall promptly notify the other. Such payment shall be allocated to Buyer to the extent that it is an Asset and to Seller to the extent that it is an Excluded Asset and reimbursement in accordance with such allocation shall be made by the appropriate party no later than 30 days after he first party's receipt of such payment.

     1.9 Allocation of Purchase Price. The Purchase Price of the Assets shall be allocated in the manner set forth in Schedule 1.9 hereto. Each of the parties agrees to report this transaction for Tax purposes in accordance with such allocation.

     2. Representations and Warranties of Seller.

         Seller represents and warrants to Buyer as follows:

     2.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Kansas, with full corporate power and authority to conduct its business as it is now being conducted.

     2.2 Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) contravene, conflict with, or result in a violation of:

           (i) any provision of the Articles of Incorporation  Bylaws of Seller,
           or  any  resolution   adopted  by  the  board  of  directors  or  the
           stockholders of Seller;

           (ii) any Legal Requirement or any Order to which the Seller, or any of the assets owned or used by Seller, may be subject;

           (iii) any Governmental Authorization that is held by Seller or that otherwise relates to the business of, or any of the assets owned or used by, Seller;

           (iv) any material Contract of Seller.

     (c) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Seller.

     (d) Except as set forth in Schedule 2.2(d), Seller is not and will not be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     2.3 Financial Statements.

     (a) Schedule 2.3(a) sets forth the balance sheet of Seller as of June 30, 1996, and the related statement of income and retained earnings for the 12-month period ended June 30, 1996 (the "June 30, 1996 Financial Statements"). The June 30, 1996 Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied by Seller through the period indicated, and fairly present the financial position of Seller as of June 30, 1996 and the results of its operations for the 12-month period then ended.

     (b) Schedule 2.3(b) sets forth the balance sheet of Seller as of March 31, 1997, and the related statement of income and retained earnings for the 9-month period ended March 31, 1997 (the "March 31, 1997 Financial Statements" and together with the June 30, 1996 Financial Statements, the "Seller Financial Statements"). The March 31, 1997 Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied, subject to normal recurring year end adjustments, and fairly present the financial position of Seller as of March 31, 1997, and the results of its operations for the 9-month period then ended.

     2.4 Taxes.

     (a) Seller has filed or caused to be filed all Tax returns that it is or was required to file pursuant to applicable Legal Requirements. Seller has made available to Buyer copies of all such Tax returns. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax returns or otherwise, or pursuant to any assessment received by Seller.

     (b) There exists no proposed tax assessment against Seller. All Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     2.5 Employee Benefits. Schedule 2.5 lists each pension benefit, welfare benefit, stock option, stock purchase, disability, vacation pay, incentive bonus, severance pay, deferred compensation, supplemental income or other employee benefit plan, policy or arrangement or agreement, including each "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by or contributed to by the Seller and its ERISA Affiliates (collectively referred to as "Employee Plans") covering current or former employees of Seller or their dependents or survivors. Seller has provided or, upon Buyer's reasonable request, will provide or make available to Buyer prior to the Closing Date complete, accurate and current copies of the plan document(s) of each Employee Plan, summary plan descriptions and other descriptive materials provided to employees and, in the case of an Employee Plan intended to qualify under section 401(a) of the Code, a copy of the most recent Internal Revenue Service determination letter of such Employee Plan's qualified status.

     2.6     Compliance With Legal Requirements; Governmental Authorizations

     (a) Seller is, and at all times since June 30, 1995 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, other than those Legal Requirements the failure with which to comply would not have a material adverse effect on Seller.

     (b) Schedule 2.6 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller. Each Governmental Authorization listed or required to be listed in Schedule 2.6 is valid and in full force and effect. Except as set forth in Schedule 2.6:

           (i) Seller is, and at all times since June 30, 1995 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in
           Schedule 2.6 other than those terms and conditions the failure with which to comply would not have a material adverse effect on Seller; and

           (ii) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in
           Schedule 2.6 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

     The Governmental Authorizations listed in Schedule 2.6 constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct its business in the manner currently conducted and to permit Seller to own and use its assets in the manner in which they are currently owned and used.

     2.7 Legal Proceedings; Orders.

     (a) Except as set forth in Schedule 2.7, there is no pending Proceeding:

           (i) that has been commenced by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

           (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

     To the Knowledge of Seller, after reasonable inquiry, (A) no such Proceeding has been Threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

     (b) There is no Order to which Seller, or any of the assets owned or used by Seller, is subject.

     2.8 Absence of Certain Changes and Events. Except as set forth in Schedule 2.8, since June 30, 1996, Seller has conducted its business only in the ordinary course of business and there has not been any:

     (a) payment or increase by Seller of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee, or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (b) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller;

     (c) damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Seller;

     (d) sale (other than in the ordinary course of business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of Seller; or

     (e) agreement, whether oral or written, by Seller to do any of the foregoing.

     2.9 Contracts; No Defaults.

     (a) Schedule 2.9(a) contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:

           (i) each Contract that involves performance of services or delivery of goods or materials by or to Seller of an amount or value in excess of $5,000;

           (ii) each Contract that was not entered into in the ordinary course of business and that involves expenditures or receipts by Seller in excess of $5,000;

           (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with terms of less than one year);

           (iv) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person;

           (v) each Contract containing covenants that in any way purport to restrict the business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

           (vi) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

           (vii) each Contract for capital expenditures in excess of $10,000;

           (viii)  each  written  warranty,   guaranty,  and  or  other  similar
           undertaking with respect to contractual performance extended by Seller other than in the ordinary course of business; and

           (ix) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

     Schedule 2.9(a) identifies each such Contract, copies of which have been furnished to Buyer.

     (b) Each Contract identified or required to be identified in Schedule 2.9(a) is in full force and effect and is valid and enforceable in accordance with its terms.

     (c) Seller is, and at all times since June 30, 1995 has been, in full compliance with all material terms and requirements of each Contract under which Seller has or had any obligation or liability or by which Seller or any of the assets owned or used by Seller is or was bound.

     (d) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

     2.10 Insurance.

     (a) Seller has delivered to Buyer true and complete copies of all policies of insurance and all pending applications for policies of insurance to which Seller is a party or under which Seller is or has been covered at any time within the two years preceding the date of this Agreement.

     (b)(i) Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

           (ii) Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which Seller is a party or that provides coverage to Seller or a director thereof.

     2.11 Employees. Schedule 2.11 contains a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: name; job title; current compensation; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Seller's Employee Plans. Seller is not a party to or subject to any labor union or collective bargaining agreement and there are no pending or threatened claims of unfair labor practices against Seller.

     2.12 Brokers or Finders. Seller and its agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     2.13 Regulatory Compliance.

     (a) The Hospital is licensed as a Specialty Hospital under the laws of the State of Kansas. The Hospital is in material compliance with the terms of such license.

     (b) The Hospital is qualified for participation in the Medicare and Medicaid programs and has a provider contract and a provider number with each such program. The Hospital is in material compliance with all of the laws, regulations and conditions of participation applicable to such programs and has no knowledge of any pending or Threatened investigation relating to such program by any Governmental Body.

     (c) To Seller's Knowledge, neither Seller nor any of its employees have committed a violation of the Medicare fraud and abuse provisions or any similar provisions of any Legal Requirement relating to kickbacks, illegal referrals, illegal billings or the like.

     2.14 Title and Encumbrances. Seller has valid title to and possession of, or holds a valid leasehold interest in, the Assets free and clear of all Encumbrances, except for liens for taxes not yet due and payable.

     3. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

     3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

     3.2 Authority; No Conflict.

     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     (b) Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will contravene, conflict with, result in a violation of or give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to:

           (i) any provision of Buyer's Articles of Incorporation or Bylaws;

           (ii) any resolution adopted by the board of directors or the stockholders of Buyer;

           (iii) any Legal  Requirement  or Order to which Buyer may be subject;
           or

           (iv) any material Contract to which Buyer is a party or by which Buyer may be bound.

     (c) Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

     3.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To Buyer's Knowledge, no such Proceeding has been Threatened.

     3.4 Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

     3.5 "AS IS" Purchase. Buyer acknowledges and agrees that Seller makes no representation or warranty, either express or implied, with respect to the physical condition of the Assets, their fitness or suitability for any particular purpose. In this respect, Buyer confirms that it is relying upon its investigation of the Assets to purchase the same on an "AS IS" basis and in "WITH ALL FAULTS" condition. Without limiting the generality of the foregoing, Buyer hereby acknowledges that, except as otherwise specifically provided in this Agreement, neither Seller, nor any of its officers, employees or agents, has made any warranty regarding the physical condition of the Assets, including, but not limited to, any warranty of merchantability or warranty of suitability for a particular purpose, and Buyer hereby expressly disclaims the implied warranty of merchantability, the implied warranty of fitness for a particular purpose, and all expressed or implied warranties relating to the quality of or otherwise relating to the physical condition of the Assets.

     4. Covenants of Seller.

     4.1 Access and Investigation. Between the date of this Agreement and the Closing Date, Seller will (a) afford Buyer and its representatives reasonable access to Seller's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's representatives with copies of all such contracts, books and records, and other existing documents and data regarding Seller as Buyer may reasonably request, and (c) furnish Buyer and Buyer's representatives with such additional financial, operating, and other data and information regarding Seller as Buyer may reasonably request.

     4.2 Operation of the Businesses of Seller. Between the date of this Agreement and the Closing Date, Seller will:

     (a) conduct its business only in the ordinary course;

     (b) use its best efforts to preserve intact the current business organization of Seller, keep available the services of the current officers, employees, and agents of Seller, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with Seller; and

     (c) confer with Buyer governing operational matters of a material nature.

     4.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller will not without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 2.8 is likely to occur.

     4.4 Required Approvals. As promptly as practicable after the date of this Agreement, Seller will make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Seller will
(a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 2.2(d).

     4.5 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change to any Schedule if the Schedule were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedule specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 4 or of the occurrence of any event that may make the satisfaction of the conditions in Section 6 impossible or unlikely.

     4.6 Press Releases. Seller will not make any public statement or issue any press release without first providing a copy of such statement or release to Buyer for Buyer's review and approval, which approval shall not be unreasonably withheld.

     4.7 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Seller will use its reasonable best efforts to cause the conditions in Sections 6 and 7 to be satisfied.

     5. Covenants of Buyer.

     5.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated hereby. Between the date of this Agreement and the Closing Date, Buyer will cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the transactions contemplated hereby.

     5.2 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, Buyer will use its reasonable best efforts to cause the conditions in Sections 6 and 7 to be satisfied.

     5.3 Press Releases. Buyer will not make any public statement or issue any press release without first providing a copy of such statement or release to Seller for Seller's review and approval, which approval shall not be unreasonably withheld.

     5.4 Employee Matters.

     (a) Employment Terms. Buyer shall offer to employ, effective as of the Closing Date, those persons who were the employees of the Seller immediately prior to the Closing ("Employees") and shall continue to employ such Employees (to the extent that they accept such offer of employment) for so long as Buyer deems appropriate in the operation of the Hospital's business. Buyer shall not reduce, at least until the 90th day following the Closing Date, the compensation applicable to such Employees on the day immediately prior to the Closing Date. Buyer shall be liable for all salary and benefit continuation and any severance payments payable on account of the termination of employment of any Employee on or after the Closing Date. Buyer shall also be liable for all notices, payments, fines or assessments due to any Government Body with respect to the employment, discharge or layoff of Employees on or after the Closing Date, including such liability as arises under the Worker Adjustment and Retraining Notification Act.

     (b) 401(k) Plan. Effective as of the Closing Date, the Employees shall cease to be eligible to participate in the Meadowbrook Rehabilitation Group, Inc. 401(k) Plan (the "Seller's Plan") for periods after the Closing Date. The Buyer will use reasonable best efforts to establish, on or before December 31, 1997, a 401(k) plan, qualified under Code sections 401(a) and 401(k), offering participation to Employees (the "Buyer's Plan"). In the event that Buyer's Plan is established, Seller and Buyer shall arrange for the transfer of the Seller's Plan accounts for the active, inactive and former employees of Seller (the "Accounts"), such Accounts to be valued as of the last business day before the transfer is effected from the Seller's Plan to the Buyer's Plan and Buyer agrees to cooperate with Seller in directing the trustee of any trust in which the assets of the Seller's Plan are invested to transfer the Accounts to the new trustee or other funding agent appointed under the Buyer's Plan. In the event that Buyer's Plan is established, Buyer's Plan will preserve Code section 411(d)(6) protected benefits with respect to Seller's Employees and former employees. The transfer of the Accounts shall occur as soon as practicable after the receipt by Seller of Buyer's certification that Buyer has received or requested a favorable determination letter for the Buyer's Plan from the Internal Revenue Service.

     (c) Health Plan. Effective as of the Closing Date, the Employees shall cease to be eligible to participate in the Meadowbrook Rehabilitation Group, Inc. health, dental, vision, pharmacy, short-term disability and long-term disability plans (the "Seller's Health Plans") for periods after the Closing Date (except as required by COBRA). Effective as of the Closing Date, Employees (to the extent that they accept Buyer's offer of employment pursuant to Section 5.4) shall commence participating in the health plans of Buyer (the "Buyer's Health Plans"). Buyer shall use its reasonable best efforts to cause the Buyer's Health Plans to provide benefits comparable to those provided under Seller's Health Plans. With respect to the participation of Employees under the Buyer's Health Plans, Buyer shall (i) waive all pre-existing conditions, limitations and waiting periods other than limitations and waiting periods that were in effect under the Seller's Health Plans and that were not satisfied as of the Closing Date, and (ii) provide each Employee with credit for co-payments, deductibles or other out-of-pocket requirements paid prior to the Closing Date under the Seller's Health Plans in satisfying the co-payment, deductibles or other out-of-pocket requirements under the Buyer's Health Plans.

     (d) Third Party Beneficiaries. It is understood and agreed between Buyer and Seller that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation or employment are included for the sole benefit of Buyer and Seller and do not and shall not create any right in any other person, including, but not limited to, any employee, any participant in any benefit or compensation plan or any beneficiary thereof.

     (h) Action by Buyer's Affiliates. Any action required by Buyer pursuant to this Section 5.4 shall be deemed satisfied to the extent such action is taken by an affiliate of Buyer.

     6. Conditions Precedent to Buyer's Obligation to Close. Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     6.1 Accuracy of Representations. All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, giving effect to any supplement to any Schedule.

     6.2 Seller's Performance.

     (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

     (b) Seller must have delivered each of the documents required to be delivered by Seller pursuant to Section 1.7.

     6.3 Consents. Each consent listed in Schedule 2.2(d) and marked with an asterisk, must have been obtained and must be in full force and effect.

     6.4 Sale of Real Property. The closing under that certain Agreement of Sale, dated the date hereof, between Buyer and Harvey William Glasser shall occur simultaneously with the Closing hereunder.

     6.5 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Assets by Seller to Buyer.

     7. Conditions Precedent to Seller's Obligation to Close. Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part).

     7.1 Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     7.2 Buyer's Performance.

     (a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

     (b) Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 1.7 and must have made the payment required to be made by Buyer pursuant to Section 1.7.

     7.3 No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the sale of the Assets by Seller to Buyer.

     7.4 Distribution of Information Statement. Seller's parent corporation, Meadowbrook Rehabilitation Group, Inc. ("Parent"), shall have complied with its obligations under Regulation 14C under the Securities Exchange Act of 1934, as amended, with respect to the transaction contemplated hereby, including its obligation to provide an information statement to stockholders of Parent at least 20 calendar days prior to the Closing Date (this Agreement and the transactions contemplated hereby having been approved prior to the date hereof by the written consent of Parent's majority stockholder).

     8. Termination.

     8.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

     (a) by either Buyer or Seller if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived or cured within fifteen (15) days after the receipt of notice of such breach;

     (b) by mutual consent of Buyer and Seller; or

     (c) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 31, 1997, or such later date as the parties may agree upon.

     8.2  Effect  of  Termination.  Each  party's  right  of  termination  under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and 12.2 will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     9. Indemnification.

     9.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules hereto, any supplement to a Schedule, and any certificate or document delivered pursuant to this Agreement will survive for eighteen (18) months after the Closing.

     9.2 Indemnification and Payment of Damages by Seller. Seller will indemnify and hold harmless Buyer and its representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys' fees), on an after-tax basis, whether or not involving a third-party claim (collectively, "Damages"), arising from or in connection with:

     (a) any breach of any representation or warranty made by Seller in this Agreement, the Schedules hereto, any supplements to a Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

     (b) any breach by Seller of any covenant or obligation of Seller in this Agreement;

     (c) any liabilities or obligations of Seller that are Excluded Liabilities; or


     (d) the failure to comply with any bulk sales law applicable to the transactions contemplated by this Agreement.

     9.3 Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of, any Damages arising from or in connection with:

     (a) any breach of any representation or warranty made by Buyer in this Agreement, the Schedules hereto or any other certificate or document delivered by Buyer pursuant to this Agreement;

     (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

     (c) any liabilities or obligations with respect to Assumed Liabilities and any liabilities or obligations arising from Buyer's operation of the Hospital after the Closing.

     9.4 Limitations on Amount -- Seller. Seller will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 9.2 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000.

     9.5 Limitations on Amount -- Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in
Section 9.3 until the total of all Damages with respect to such matters exceeds $25,000, and then only for the amount by which such Damages exceed $25,000.

     9.6 Procedure for Indemnification -- Third Party Claims.

     (a) Promptly after receipt by an indemnified party under Section 9.2 or 9.3, of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

     (b) If any Proceeding referred to in Section 9.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding,
(i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no adverse effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

     9.7  Procedure   for   Indemnification --   Other   Claims.   A  claim  for
indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     10. Medicare, Medicaid and Insurance Reporting.

     10.1 Notice of Transaction. In connection with the Closing, Buyer and Seller shall prepare and file all notices that may be required in connection with the transactions contemplated by this Agreement pursuant to the laws, regulations and conditions of the Medicare and Medicaid programs or any other public or private insurance provider.

     10.2 Cost Reports. As soon as practicable after the Closing, Seller shall prepare and file all cost reports relating to services provided by Seller prior to the Closing Date that may be required in connection with the transactions contemplated by this Agreement pursuant to the laws, regulations and conditions of the Medicare and Medicaid programs or of any other cost-based payor.

     10.3 Access. Buyer shall cooperate with Seller (a) in the preparation of the cost reports referred to in Section 10.2 hereof, (b) in any audit or contest of any such cost reports, or (c) in connection with the applications Seller intends to file after the Closing Date for exceptions from the routine cost limitation under the Medicare program, in all such cases with respect to the operation of the Hospital prior to the Closing. In this regard, Buyer shall maintain, and provide Seller with reasonable access to, all of Seller's books, records and reports that relate to the period up to and including the Closing Date, for so long as Seller may be required or may reasonably desire such information. The parties agree that the costs and expenses incurred in the preparation of any such cost reports, audits, contests or applications shall be borne by Seller to the extent that they relate to Excluded Assets and Excluded Liabilities.

     10.4 Notice. If Buyer receives any notice concerning Seller's participation in the Medicare or Medicaid programs that relates in whole or in part to the period prior to the Closing, including, without limitation, with respect to cost report settlements, notices of program reimbursements and demand letters for payment, Buyer shall immediately forward a copy of such notice to Seller.

     11. Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 11:

     "Accounts Payable" -- all payables that would be recorded as accounts payable on a balance sheet of Seller prepared as of the Closing Date in accordance with GAAP on a basis consistent with the application of such principles in the preparation of Seller Financial Statements.

     "Accounts Receivable" -- all receivables, billed or unbilled, payable to Seller for services rendered prior to the Closing Date, including, without limitation, all amounts due from the Medicare or Medicaid programs (including amounts receivable in the future in settlement with Medicare, Medicaid or any other cost-based payor with respect to cost reimbursement and with respect to exceptions from the routine cost limitation under the Medicare and/or Medicaid program), Blue Cross, Blue Shield or any other third party payor (including an insurance company) or any health care provider (such as a health maintenance organization, preferred provider organization or other managed care program).

     "Code" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

     "Contract" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

     "Encumbrance"-- any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

     "Environment" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air
(including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "Environmental Law" -- any Legal Requirement that requires or relates to:

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e) protecting resources, species, or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such cleanup or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA Affiliate" -- means any entity that, together with Seller, is treated as a single employer under section 414(b) and 414(c) of the Code.

     "GAAP" -- generally accepted United States accounting principles, applied on a consistent basis.

     "Governmental Authorization" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "Governmental Body" -- any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign, or other government;

     (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

     (d) multi-national organization or body; or

     (e)  body  exercising,   or  entitled  to  exercise,   any  administrative,
executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Income Tax" -- any federal, state, local or foreign income tax or franchise tax measured by income or gain, including any interest, penalty or addition thereto.

     "Knowledge" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

     (a) such individual is actually aware of such fact or other matter; or

     (b) a prudent individual could be expected to discover or otherwise become aware of such fact in the ordinary course of business.

     A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

     "Legal Requirement" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, including, without limitation, all Environmental Laws.

     "Order"  -- any  award,  decision,  injunction,  judgment,  order,  ruling,
subpoena,  or  verdict  entered,   issued,  made,  or  rendered  by  any  court,
administrative agency, or other Governmental Body or by any arbitrator.

     "Person"-- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "Proceeding"-- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "Tax" -- any Income Tax and other taxes of any kind, levy or other like assessment, custom, duty, impost, charge or fee (including, without limitation, sales, use, gross receipts, ad valorem, transfer, transfer gains, value added, real or personal property, stamp, lease, license, payroll, transaction, utility, severance, production, environmental or other governmental taxes), imposed or payable to any Governmental Body, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax.

     "Threatened" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exists that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

     12. General Provisions.

     12.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other party.

     12.2 Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause each of its respective directors, officers, employees, agents, and advisors to maintain in confidence, any written, oral, or other information obtained from another party in connection with this Agreement or the transactions contemplated hereby, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (c) the furnishing or use of such information is required by legal proceedings.

     If the transactions contemplated hereby are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

     12.3 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt),
(b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other party):

     Seller:

                  Meadowbrook Rehabilitation Group, Inc.
                  2200 Powell Street, Suite 800
                  Emeryville, CA 94608
                  Attention: Harvey Wm. Glasser, M.D.
                  Telecopy No.: (510) 420-7008

     with a copy to:

                  Pillsbury Madison & Sutro LLP
                  235 Montgomery Street
                  San Francisco, CA 94104
                  Attention: Blair W. White, Esq.
                  Telecopy No. (415) 983-1200

     Buyer:

                  NewCare Health Corporation
                  6000 Lake Forrest Drive, Suite 200
                  Atlanta, GA 30328
                  Attention: Chris Brogdon
                  Telecopy No.: (404) 843-9677

     with a copy to:

                  Philip M. Rees, Esq.
                  6000 Lake Forrest Drive, Suite 200
                  Atlanta, GA 30328
                  Telecopy No.: (404) 255-5789

     12.4 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

     12.5 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     12.6 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     12.7 Assignments, Successors and no Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing sentence, Buyer may assign this Agreement to a subsidiary of Buyer without Seller's consent; provided, however, that no such assignment shall relieve Buyer of its obligations under this Agreement. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     12.9 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     12.10 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     12.11 Governing Law. This Agreement will be governed by the laws of the State of Kansas without regard to conflicts of laws principles.

     12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                         MEADOWBROOK NEUROCARE-KANSAS CITY, INC.


                                                  By: /s/Harvey Wm. Glasser,M.D.
                                                  Name: Harvey Wm. Glasser, M.D.
                                                  Title: President/CEO


                                         NEWCARE HEALTH CORPORATION


                                                  By: /s/ Chris Brogden
                                                  Name: Chris Brogden
                                                  Title: Director